UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 16 , 2004

(Date of Report — date of earliest event reported)

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC d/b/a Granite Falls Energy, LLC

(Exact name of registrant as specified in charter)

Minnesota

(State or other jurisdiction of incorporation or organization)

333-99065	41-1997390
(Commission File No.)	(IRS Employer Identification No.)

15045 Highway 23 Southeast, Granite Falls, MN 56241

(Address of principal executive offices)

(320) 564-3100

(Registrant’s telephone number, including area code)

(Former Name and Address)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

Loan Agreement with First National Bank of Omaha

On December 16, 2004, we entered into a Loan Agreement with First National Bank of Omaha (the “Bank”) for the purpose of funding a portion of the cost of our ethanol plant we are constructing near Granite Falls, Minnesota. Under the loan agreement, the Bank has provided to us a construction loan for approximately $34,000,000, a revolving line of credit of $3,500,000, and standby letters of credit in an amount up to $1,000,000. As security for the Bank’s loans to us, we have granted the Bank a security interest in all of our assets and a mortgage on our real estate. We have no amounts outstanding yet under these facilities.

Our Construction Loan

From now until March 10, 2006, we will pay interest quarterly on amounts borrowed under the construction loan at a variable interest rate equal to one-month LIBOR plus 3.50%.

Amounts borrowed under the construction loan will mature and convert into three term loans aggregating up to $34,000,000 on March 10, 2006 or earlier under certain conditions. The maturity date of each term loan will be March 10, 2011 and interest accrues on each term loan at a variable rate based upon one or three month LIBOR plus 3.00-3.50% depending on the particular loan. In addition to the required payments under the term loans, we will have to make an additional principal payment equal to 15% of our “excess cash flow” as defined in the loan agreement within 120 days of our calendar year-end.

Our $3,500,000 Revolving Line of Credit and Letters of Credit

From now until December 15, 2005, we may borrow up to or request letters of credit not exceeding $3,500,000 in the aggregate under our revolving line of credit. We will pay interest monthly on amounts outstanding under the revolving line of credit at a variable rate based upon one month LIBOR plus 3.50%.

We may also obtain up to an additional $1,000,000 in standby letters of credit.

Commitment and Fees Payable to the Bank

We have paid the Bank $305,000 in due diligence, negotiation and commitment fees and we will pay the Bank an annual servicing fee of $30,000. Additionally, we will pay the Bank quarterly an unused commitment fee equal to 0.375% of the average unused portion of the $3,500,000 revolving line of credit beginning with the initial advance or March 10, 2006, whichever is earlier and the $5,000,000 long term revolving note which is one of the term loans beginning March 10, 2006.

We are subject to a prepayment penalty ranging from 1-2% of the total facility if we were to prepay all or substantially all of the outstanding amounts prior to March 10, 2009.

Loan Covenants and Indemnification Obligations

We are subject to various financial and non-financial loan covenants that include among other items minimum working capital amounts, minimum fixed charge coverage ratios and minimum net worth requirements. We are permitted to make distributions once a year (after the Bank’s receipt of a completed annual audit) of between 65% to 70% of our net income as long as we are in compliance with these and other loan covenants.

After the conversion to the term loans, capital expenditures in excess of $500,000 in a fiscal year require the Bank’s prior approval.

We have also agreed to indemnify the Bank for any claims or causes of actions arising out of the construction of our ethanol plant.

Events of Default

We are subject to standard and customary events of default including (a) our failure to make timely payments to the Bank or other third parties who we owe more than $100,000, (b) our failure to perform our obligations under the Loan Agreement, (c) our failure to pay our debts as they mature, or we file or have filed against us a bankruptcy or similar proceeding, (d) a receiver or trustee is appointed for us or for our assets or a proceeding in dissolution or liquidation is commenced and is not discharged within 60 days, (e) Fagen Inc. ceases to be our general contractor under our design-build agreement, or (f) we abandon our ethanol plant project.

If an event of default shall occur, the Bank may cease further disbursements, declare the loans terminated, declare the entire unpaid principal amount and any accrued and unpaid interest due and payable, and enforce its rights as a secured creditor including foreclosing upon its security interest and mortgage and taking possession of the property.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 22, 2004	GRANITE FALL COMMUNITY ETHANOL PLANT, LLC

/s/ Thomas Branhan

Thomas Branhan
Chief Executive Officer and General Manager
(Principal Executive Officer)